Exhibit 99.1

NEWS RELEASE
	Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031 ext. 2085

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Jack Lascar, Partner
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES

PROVIDES UPDATE

HOUSTON — September 7, 2006 — Particle Drilling Technologies, Inc. (NASDAQ: PDRT) (“Company”) today announced that it has suspended the second commercial trial in the Uinta Basin due to the failure of the frac pump transmission.  The purpose of the frac pump is to supply motive force to inject the steel particles into the drilling rigs high pressure fluid system. The frac pump is a commercial unit procured by the Company from a leading manufacture of oilfield pumping equipment.

While Particle Impact Drilling (‘PID”) operations were initiated, there was not enough drilling time experienced prior to the transmission failure to qualify this event as a test.  After the frac unit is repaired, the Company will schedule and announce continuation of commercial trials.  The Company expects the timing will be within 4 to 6 weeks, but this is subject to our customers drilling schedule.  The frac pump will arrive in Arlington, Texas this week for repair by an authorized repair facility.

Jim Terry, the Company’s President and Chief Executive Officer, stated, “While we were all confident this trial would result in first revenue, a transmission failure in such a remote location is difficult to remediate in a short period of time.  We did, however, have the opportunity to drill enough hours to evaluate our new shot recovery unit in a field environment and it performed as designed.  In the interim period, we will test the new canister injection system and, as previously announced, will continue with the construction of PID Unit # 2.”

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.

Certain statements made during the presentation announced above that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release.  Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise equity capital, if necessary, and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector and working capital constraints.  Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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